UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2019 (April 24, 2019)

TE CONNECTIVITY LTD.

(Exact name of registrant as specified in its charter)

Switzerland	98-0518048
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-33260

(Commission File Number)

Rheinstrasse 20, CH-8200 Schaffhausen

Switzerland

(Address of Principal Executive Offices, including Zip Code)

+41 (0)52 633 66 61

(Registrant’s telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Shares, Par Value CHF 0.57	TEL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02.  Results of Operations and Financial Condition

See restructuring charges reported under Item 2.05 below for the third quarter of fiscal 2019, which information is incorporated by reference in this Item 2.02.

Item 2.05.  Costs Associated with Exit or Disposal Activities

On April 24, 2019, TE Connectivity Ltd. (the “Company”) filed a Current Report on Form 8-K (the “Prior Current Report”) in which it disclosed planned restructuring actions. The Company is filing this Current Report on Form 8-K/A to amend the Prior Current Report to update its disclosure regarding planned restructuring actions.

On April 24, 2019, the Company announced in the Prior Current Report its intent to initiate incremental restructuring actions to broaden the scope of its cost reduction initiatives and accelerate cost reduction and factory footprint consolidation activities in response to market weakness and that it expected to incur restructuring charges of approximately $250 million during fiscal 2019. The Company now expects to incur total restructuring charges of approximately $375 million during fiscal 2019, of which $184 million was incurred during the first nine months of fiscal 2019.  These actions are expected to be completed in fiscal 2021.  The charges are primarily comprised of employee related termination benefits impacting all segments. Cash spending related to restructuring was $104 million during the first nine months of fiscal 2019.  The Company expects total cash spending, which will be funded with cash from operations, to be approximately $165 million in fiscal 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 24, 2019	TE CONNECTIVITY LTD.

	By:	/s/ Heath A. Mitts
		Name:	Heath A. Mitts
		Title:	Executive Vice President and Chief Financial Officer